EXHIBIT 23.13
[Letterhead of Oddo Corporate Finance]
CONSENT OF ODDO CORPORATE FINANCE, S.C.A.
We hereby consent to (i) the inclusion of the English free translation of our independent valuation report, dated June 4, 2008, to the Board of Directors of Suez S.A. (“Suez”) as Annex J to the Registration Statement on Form F-4 of Gaz de France S.A. (“GDF”) relating to the merger of Suez and GDF and the description therein of such independent valuation report and (ii) all references to Oddo Corporate Finance, S.C.A. in the sections captioned “Summary — Certain Opinions-Independent Valuation Report of Oddo Corporate Finance to the Board of Directors of Suez,” “The Merger — Background of the Merger,” and “The Merger — Independent Valuation Report of Oddo Corporate Finance to the Board of Directors of Suez” in the prospectus of GDF, which forms a part of this Registration Statement on Form F-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
ODDO CORPORATE
FINANCE, S.C.A.
By:  /s/ Dominik Belloin

Dominik Belloin
Associé-Gérant
By:  /s/ Franck Ceddaha

Franck Ceddaha
Associé-Gérant
Paris, France
16 June 2008